EXHIBIT 10.1

MEMORANDUM OF UNDERSTANDING
BETWEEN
iOCEAN MEDIA LIMITED
AND
ITonis INC.

This Memorandum of Agreement is made on the 16th day of April in the year of Two Thousand and Seven.

1.	iOcean Media Limited, or its subsidiaries, whose registered office is situate at 2nd Floor, Abbott Building, Road Town Tortola, British Virgin Islands, (“iOcean” );

and

2.	ITONIS Inc. whose registered office is situated at 502 E. John Street Carson City 89706 Nevada, USA. ("ITonis").

PREAMBLE

1.	ITonis is a world leader in Internet Protocol Television (“IPTV”) technology, providing industry-leading IPTV platform solutions.

2.	iOcean is a company developing IPTV platforms and solutions for terrestrial and cable broadcasting companies in the People’s Republic of China.

Both Parties have agreed to cooperate in the formation of a newly formed Joint Venture Company (“JV”) to provide an IPTV platform for existing cable and terrestrial television companies in the People’s Republic of China.

NOW THIS MEMORANDUM OF UNDERSTANDING (“MOU”) confirms the principle terms agreed between the parties

BINDING PROVISIONS

In consideration of the mutual undertakings of iOcean and ITonis as to the matters described herein, upon execution by the parties of this MOU or counterparts thereof, the following terms of this MOU (collectively the “Binding Provisions”) shall constitute a legally binding and enforceable agreement between iOcean and ITonis.

Negotiations / Execution of formal Joint-Venture Agreement

Commencing as soon as practicable after the execution of this MOU the parties agree to enter into good faith negotiations towards the due achievement of The Project.

Within 3 calendar months of the execution of this MOU, the parties agree to enter into a formal Joint-Venture Agreement and License Agreement. The parties agree that this MOU, shall form the basis of the said Joint Venture Agreement.

DURING THE VALIDITY OF THIS MOU, THE PARTIES HEREBY UNDERTAKE TO : -

1. Good Faith

The parties hereby agree to initiate and foster a spirit of cooperation, for their respective mutual benefit, the facilitation and development of an IPTV platform solution for the Province of Shandong in the People’s Republic of China.

2. License Agreement / Territories

iOcean and ITonis agree upon the mutual development of a IPTV platform using ITonis’ IPTV delivery platform and backend solutions. ITonis will license its software to JV as a 20 year exclusive non-transferable license for the People’s Republic of China. ITonis will license its software for the rest of Asia. (Schedule 1 – Territories) to JV as a non-exclusive, non-transferable license.

3. Net Profit Share

Both parties agree that the net profits of the JV will be split between iOcean and ITonis on a 51% and 49% basis respectively.

4. Cooperation

The cooperation as mentioned in Paragraph 1 is intended, inter alia, to consist of business cooperation in the following areas:

  Demonstrations application to enable the operation of IPTV platform;
  Information infrastructure development;
  Maintenance;
  Training and education in cooperation if necessary with other parties.

5. Responsibilities

ITonis:

  Provide ITonis Software licenses
  Software customizations
  Training of any JV/iOcean support team
  Level 3 support (as defined in the appendix)
  Organize delivery of international content for Video on Demand (“VoD”) through its partners
  Recommend technical partners for the solutions (Conditional Access (“CA”) , Set Top Boxes(“STB”))
  Design solution (Hardware configuration + network infrastructure)
  Installation and testing
  Financing of pilot currently estimated to be less than 500,000 Euros
  Board Representation and Partial Management of JV
  Investigate/organize financing of full post pilot rollout

iOcean:

  Legal set up of JV
  Board Representation and management of JV
  Recruitment of JV staff
  Outsourced support of the platform (level 1 and 2) (as defined in the appendix)
  Assist JV with partnership deals (Shandong Cable, China, CA, STB)
  Financing of post pilot rollout.

JV:

  Outsourced support of the platform (level 1 and 2)
  Negotiations with local media partners
  Localization of the portal
  Metadata entry
  Purchase of Hardware and Software
  Helpdesk

6. Intellectual Property/Trademarks

All intellectual property rights existing prior to the date of this MOU shall belong to the party that owned such rights immediately prior to the date of this MOU. Neither party shall gain by virtue of this MOU any rights of ownership of copyrights, patents, trade secrets, trademarks or any other intellectual property rights owned by the other.

Any intellectual property rights created especially for the Joint Venture project (Software customizations) after the execution of this MOU shall belong to the Joint Venture.

Nothing in this MOU shall affect either party's right to use any trademarks, service marks or proprietary words or symbols of the other party to properly identify the goods or services of such other party to the extent otherwise permitted by applicable law or by written agreement between the parties.

With regard to any technologies and software licensed by ITonis, ITonis agrees to confer the benefit of these licenses to the JV for 20 years in Asia according to the terms described in paragraph 2. .

7. Confidentiality

iOcean and ITonis agree to the existence and contents of this MOU. All information disclosed by one party to the other of a confidential nature in respect of this MOU, and all related information and data previously known or exchanged prior to the date of signature of this MOU in respect of its subject matter, is and shall be treated as secret and confidential and shall not be used nor distributed to third parties. iOcean and ITonis agree that they shall enter into a mutually acceptable form of Non Disclosure Agreement as part of any final agreement.

8. Governing Law

This MOU shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereto irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong.

9. Effectiveness and Validity of this MOU

This MOU shall become effective upon execution.

This MOU shall be valid for a period of one (1) year from the date of execution and shall automatically terminate at the expiry of the said term of one (1) year following execution. This MOU may only be extended by mutual agreement in writing by each party.

10. General

The parties acknowledge that the provisions in this MOU represent their mutual commitment to the business cooperation referred to in paragraph 1 above. Any arrangements between the parties are subject to the preparation, negotiation and execution of formal agreements. This MOU shall be deemed to be legally binding on both parties.

Signed by:	Signed by:
/s/ Andrew Richardson	/s/ Nicolas Lavaud
Name: Andrew Richardson	Name: Nicolas Lavaud
on this day: April 16th , 2007	on this day: April 16th , 2007
on behalf of : iOcean Media Limited	on behalf of : ITonis Inc.

Witnessed by:	Witnessed by:
/s/ John W. Ullmann	/s/ Michal Benes
Name: John W. Ullmann	Name: Michal Benes

SCHEDULE 1 – TERRITORIES

For the avoidance of doubt and for the purposes of this MOU,

“The People’s Republic of China” includes Taiwan, Hong Kong and Macau.

“Asia” shall include but not be limited to, The People’s Republic of China, Hong Kong, Macau, Japan, South Korea, Singapore, Malaysia, Thailand, Vietnam and Indonesia.